						Exhibit 99.1

ROIC calculation GAAP to non-GAAP reconciliation (dollars in millions):

		Fiscal year ended
		September 27, 2014	September 28, 2013	September 29, 2012

Operating income		$100.6	$96.6	$104.2
Restructuring and impairment charges		11.3	—	—
Adjusted operating income		111.9	96.6	104.2
Tax rate		9.0%	7.0%	7.0%
Operating income (tax effected)		$101.8	$89.9	$96.9
Average invested capital		$669.6	$642.1	$623.0
ROIC		15.2%	14.0%	15.5%
WACC		11.0%	12.0%	12.5%
Economic Return		4.2%	2.0%	3.0%

Average Invested Capital

	Actual	Actual	Actual	Actual	Actual	Average
	9/27/2014	6/28/2014	3/29/2014	12/28/2013	9/28/2013	invested capital
Equity	$781.1	$760.2	$736.5	$722.0	$699.3
Plus:
Debt - current	4.4	4.2	3.9	3.8	3.6
Debt - non-current	262.0	263.1	256.1	256.9	257.8
Less:
Cash and cash equivalents	(346.6)	(330.3)	(323.7)	(324.2)	(341.9)
	$700.9	$697.2	$672.8	$658.5	$618.8	$669.6

	Actual	Actual	Actual	Actual	Actual	Average
	9/28/2013	6/29/2013	3/30/2013	12/29/2012	9/29/2012	invested capital
Equity	$699.3	$679.5	$669.0	$664.5	$649.0
Plus:
Debt - current	3.6	3.0	2.9	10.3	10.2
Debt - non-current	257.8	258.8	258.8	259.5	260.2
Less:
Cash and cash equivalents	(341.9)	(285.6)	(276.5)	(274.1)	(297.6)
	$618.8	$655.7	$654.2	$660.2	$621.8	$642.1

	Actual	Actual	Actual	Actual	Actual	Average
	9/29/2012	6/30/2012	3/31/2012	12/31/2011	10/1/2011	invested capital
Equity	$649.0	$638.6	$615.3	$581.8	$558.9
Plus:
Debt - current	10.2	13.8	17.5	17.5	17.3
Debt - non-current	260.2	260.8	261.6	265.9	270.3
Less:
Cash and cash equivalents	(297.6)	(277.9)	(257.8)	(248.3)	(242.1)
	$621.8	$635.3	$636.6	$616.9	$604.4	$623.0